     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2001

                                                   REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 SPX CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

      DELAWARE                      3429                       38-1016240
  (State or Other       (Primary Standard Industrial         (IRS Employer
  Jurisdiction of        Classification Code Number)     Identification Number)
  Incorporation or
   Organization)

                             700 TERRACE POINT DRIVE
                               MUSKEGON, MI 49440
                                 (231) 724-5000
                        (Address, Including Zip Code, and
                        Telephone Number, Including Area
                         Code, of Registrant's Principal
                               Executive Offices)

                          CHRISTOPHER J. KEARNEY, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                 SPX CORPORATION
                             700 TERRACE POINT DRIVE
                               MUSKEGON, MI 49440
                                 (231) 724-5000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                              STUART GELFOND, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 859-8000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________.

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  TITLE OF EACH    AMOUNT TO BE     PROPOSED        PROPOSED       AMOUNT
    CLASS OF        REGISTERED      MAXIMUM         MAXIMUM          OF
SECURITIES TO BE                    OFFERING       AGGREGATE     REGISTRATION
   REGISTERED                      PRICE PER     OFFERING PRICE      FEE
                                    UNIT (1)          (1)
----------------   ------------    ---------     --------------  -----------
Common stock, par
  value $10.00      4,300,000
  per share (2)                    $116.257      $499,905,100    $124,977

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per sale share price on the New York Stock Exchange on August 24, 2001.

(2)The shares of our common stock being registered hereunder include the associated rights to purchase our Series A Preferred Stock. The rights to purchase our Series A Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby.


THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion, Dated August 29, 2001

PROSPECTUS

                                4,300,000 SHARES

                                 SPX CORPORATION

                                  COMMON STOCK

                                   [SPX LOGO]


      By this prospectus, we may issue up to 4,300,000 shares of our common stock from time to time in connection with acquisitions of other businesses, assets or securities of other companies whether by purchase, merger or any other form of acquisition or business combination.

      The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the shares we issue will be related to their market price, either when we tentatively or finally agree to the particular terms of the acquisition, when we issue the shares, when the acquisition is completed, or during some other negotiated period and may be based on average market prices or otherwise. We may be required to provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

      We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder's fees in connection with certain acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

      We may also permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. If this happens, we will not receive any proceeds from such shares. See "Selling Stockholders" for the identity of any such individuals or entities and more information about resales of the securities.

      Our common stock is quoted on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "SPW." We will make application to list these shares on the New York Stock Exchange and Pacific Stock Exchange. The last reported sales price of our common stock on the New York Stock Exchange on August 27, 2001 was $117.20 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commissions nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                      The date of this prospectus is , 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS.................................................        1

WHERE YOU CAN FIND MORE INFORMATION...................................        1

FORWARD-LOOKING STATEMENTS............................................        3

SPX CORPORATION.......................................................        3

RISK FACTORS..........................................................        4

USE OF PROCEEDS.......................................................       10

DESCRIPTION OF COMMON STOCK...........................................       11

DISTRIBUTION OF SECURITIES............................................       15

RESELLING SECURITIES..................................................       15

LEGAL MATTERS.........................................................       17

EXPERTS...............................................................       17

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, up to 4,300,000 shares of our common stock in connection with the acquisition of various businesses. We may issue the securities in connection with our acquisition of the assets, business or securities of other companies whether by purchase, merger or any other form of acquisition or business combination.

      For each acquisition, we expect to negotiate the terms with the owner or controlling persons of the assets, businesses, or securities we plan to acquire. We expect that the price of the shares we issue will be related to their market price, either when we tentatively or finally agree to the particular terms of the acquisition, when we issue the shares, when the acquisition is completed, or during some other negotiated period and may be based on average market prices or otherwise. Securities may be sold at a fixed offering price, which may be changed or at other negotiated prices.

      With our consent, persons who have received or will receive securities under this prospectus in connection with acquisitions may use this prospectus to sell such securities at a later date. We refer to these persons in the prospectus as selling security holders or selling shareholders. Please see the information described under the heading "Reselling Securities" to find out more information about resales of the securities by the selling security holders.

      In this prospectus:

      - "SPX," "the company," "we," "us," and "our" refer to SPX Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires;

      - "UDI" refers to United Dominion Industries Limited and its subsidiaries, all of which are subsidiaries of SPX Corporation, unless the context otherwise requires;

      - "February LYONs" refers to our Liquid Yield Option Notes(TM) due 2021 issued in February 2001; and

      - "May LYONs" refers to our Liquid Yield Option Notes(TM) due 2021 issued in May 2001.

      This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Market information is generally based on company estimates and not third party sources. You should read this prospectus, the applicable prospectus supplement and the additional information described below under "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

      We filed a registration statement on Form S-4 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

      The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

      We incorporate by reference the documents listed below:

      1. Our annual report on Form 10-K/A for the fiscal year ended December 31, 2000;

      2. Our quarterly reports on Forms 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001.

      3. Our current reports on Form 8-K filed on March 12, 2001, April 12, 2001, April 13, 2001, May 8, 2001, June 7, 2001 and on Form 8K/A
            filed on August 6, 2001; and

      4.    Definitive Proxy Statement on Schedule 14A filed on March 27, 2001.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                               SPX Corporations
                               700 Terrace Point Drive
                               Muskegon, Michigan  49440
                               Tel:  (231) 724-5000, Fax:  (231) 724-5302

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

      We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the closing of the offering made hereby. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

      Our subsidiary, Inrange Technologies Corporation, completed its initial public offering on September 27, 2000. Inrange's common stock is traded on the Nasdaq National Market under the symbol "INRG." You may obtain information about Inrange from the SEC at the address specified above.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus and any documents incorporated by reference constitute "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, cost savings and other benefits of acquisitions, including the acquisition of UDI, which involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our industries or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results. All of the forward looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" in this prospectus and the applicable prospectus supplement, "Other Matters" in "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Forms 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001 (incorporated by reference in this prospectus) and "Factors That May Affect Future Results" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Form 10-K/A (incorporated by reference in this prospectus) and similar sections in our future filings which we incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

      We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the company's businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward looking statements. Accordingly, forward looking statements should not be relied upon as a prediction of actual results. In addition, management's estimates of future operating results are based on the current complement of businesses, which is constantly subject to change as management implements its fix, sell or grow strategy.

                                 SPX CORPORATION

      We are a global provider of technical products and systems, industrial products and services, flow technology and service solutions. We offer a diversified collection of products that includes networking and switching products, fire detection and building life-safety products, TV and radio broadcast antennas and towers, life science products and services, transformers, compaction equipment, high-integrity castings, dock products and systems, cooling towers, air filtration products, valves, back-flow protection devices and fluid handling, metering and mixing solutions. Our products and services also include specialty service tools, diagnostic systems, service equipment and technical information services. Our products are used by a broad group of customers that serve a diverse group of industries including chemical processing, pharmaceuticals, infrastructure, mineral processing, petrochemical, telecommunications, financial services, transportation and power generation.

      On May 24, 2001, we completed the acquisition of United Dominion Industries Limited ("UDI") in an all-stock transaction valued at $1,066.9 million. A total of 9.385 million shares were issued (3.890 million from treasury) to complete the transaction. We also assumed or refinanced $884.1 million of UDI debt bringing the total transaction value to $1,951.0 million. UDI manufactured proprietary engineered and flow technology products primarily for industrial and commercial markets worldwide. UDI, which had sales of $2,366.2 million in 2000, is included in our financial statements beginning May 25, 2001 and is represented in the description of the company above.

      Our company is a Delaware corporation. Our principal executive offices are located at 700 Terrace Point Drive, Muskegon, Michigan 49440, and our telephone number is (231) 724-5000.

                                  RISK FACTORS

      You should carefully consider the risks described below before making a decision to invest in our securities. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

      If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

OUR LEVERAGE MAY AFFECT OUR BUSINESS AND MAY RESTRICT OUR OPERATING FLEXIBILITY.

      At June 30, 2001, we had approximately $2,513.2 million in total indebtedness. At such date, we had $534.0 million of available borrowing capacity under our revolving senior credit facility after giving effect to $66.0 million reserved for letters of credit outstanding which reduce the availability under our revolving senior credit facility. In addition, at June 30, 2001, our cash balance was $360.3 million. For a description of our indebtedness, please see "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our quarterly reports on Forms 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K/A for the fiscal year ended December 31, 2000 and any future Forms 10-Q and 10-K which we file, which are incorporated by reference in this prospectus. Subject to certain restrictions set forth in the senior credit facility, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. We may in the future renegotiate or refinance our senior credit facility with agreements that have different or more stringent terms or split our senior credit facility into two or more facilities with different terms. The level of our indebtedness could:

      - limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

      - limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital, capital expenditures or acquisitions;

      - limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

      - expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

      - expose us to risks inherent in interest rate fluctuations because the existing borrowings are and any new borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

      Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES IN ECONOMIC OR BUSINESS CONDITIONS BECAUSE OF RESTRICTIONS PLACED ON US BY OUR SENIOR CREDIT FACILITY AND THE INSTRUMENTS GOVERNING OUR OTHER INDEBTEDNESS.

      Our senior credit facility and other agreements governing our other indebtedness contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless certain financial tests or other criteria are satisfied. We must also comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions which may restrict their ability to make distributions to us. In addition, our senior credit facility and these other agreements contain or may contain additional affirmative and negative covenants. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities such as acquisitions as they arise.

      If we do not comply with these or other covenants and restrictions contained in our senior credit facility and other agreements governing our indebtedness, we could be in default under those agreements, and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under our senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe. In addition, any default under our senior credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. If the indebtedness under our senior credit facility is accelerated, we may not have sufficient assets to repay amounts due under our senior credit facility, the February LYONs, the May LYONs or under other debt securities then outstanding. Our ability to comply with these provisions of our senior credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

OUR FAILURE TO SUCCESSFULLY INTEGRATE UDI AND OTHER RECENT ACQUISITIONS, AS WELL AS ANY FUTURE ACQUISITIONS, COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS; OUR ACQUISITIONS COULD CAUSE UNEXPECTED FINANCIAL DIFFICULTIES.

      As part of our business strategy, we evaluate potential acquisitions in the ordinary course. In 2000, we made 21 acquisitions of businesses for an aggregate price of approximately $226.8 million. Excluding the UDI acquisition, in the first half of 2001, we made nine acquisitions of businesses for an aggregate purchase price of approximately $130.8 million. Our past acquisitions, particularly the acquisition of UDI which had sales of approximately $2,366.2 million for the year ended December 31, 2000, and any potential future acquisitions, involve a number of risks and present financial, managerial and operational challenges, including:

      - adverse effects on our reported operating results due to charges to earnings and the amortization of goodwill associated with acquisitions;

      - diversion of management attention from running our existing businesses;

      - difficulty with integration of personnel and financial and other systems;

      - increased expenses, including compensation expenses resulting from newly-hired employees;

      -     increased foreign operations which may be difficult to assimilate;

      - assumption of known and unknown liabilities and increased litigation; and

      - potential disputes with the sellers of acquired businesses, technologies, services or products.

      We may not be able to integrate successfully the technology, operations and personnel of any acquired business. Customer dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on our reputation and business. In addition, any acquired business, technology, service or product could underperform relative to our expectations. We could also experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems or liabilities of which we are not aware or which are substantially greater than we anticipate. In addition, as a result of future acquisitions, we may further increase our leverage or, if we issue equity securities to pay for the acquisitions including pursuant to this prospectus, significantly dilute our existing stockholders.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF OUR ACQUISITIONS, INCLUDING UDI.

      As a result of our acquisitions, including the acquisition of UDI, we incur integration expenses for the incremental costs to exit and consolidate activities, to involuntarily terminate employees, and for other costs to integrate operating locations and other activities of these companies with SPX. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. On the other hand, these same principles require that acquisition integration expenses associated with integrating SPX operations into locations of the acquired company's must be recorded as expense. Accordingly, these expenses are not included in the allocation of purchase price of the company acquired. Over the past five years, we have recorded several special charges to our results of operations associated with cost reductions, integrating acquisitions and achieving operating efficiencies. We believe that our actions have been required to improve our operations and, as described above, we will, if necessary, record future charges as appropriate to address costs and operational efficiencies at the combined company.

      We believe anticipated savings from the cost reduction and integration actions associated with the UDI acquisition should exceed $100.0 million on an annualized basis. Our current integration plan focuses on three key areas of cost savings: (1) manufacturing process and supply chain rationalization, including plant closings, (2) elimination of redundant administrative overhead and support activities, and (3) restructuring and repositioning sales and marketing organizations to eliminate redundancies in these activities. While we believe these cost savings to be reasonable, they are inherently estimates which are difficult to predict and are necessarily speculative in nature. In addition, we cannot assure you that unforeseen factors will not offset the estimated cost savings or other benefits from the acquisition. As a result, our actual cost savings, if any, and other anticipated benefits could differ or be delayed, compared to our estimates and from the other information contained in this prospectus.

WE MAY NOT BE ABLE TO CONSUMMATE ACQUISITIONS AT OUR PRIOR RATE WHICH COULD NEGATIVELY IMPACT US.

      We may not be able to consummate acquisitions at similar rates to our past acquisition rates, which could materially impact our growth rate, results of operations and stock price. Our ability to continue to achieve our goals may depend upon our ability to identify and successfully acquire companies, businesses and product lines, to effectively integrate these businesses and achieve cost effectiveness. We may also need to raise additional funds to consummate these acquisitions.

THE LOSS OF KEY PERSONNEL AND ANY INABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS.

      We are dependent on the continued services of our management team, including our Chairman of the Board, President and Chief Executive Officer. The loss of such personnel without adequate replacement could have a material adverse effect on us. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience in order to operate our business successfully. From time to time there may be a shortage of skilled labor which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

MANY OF THE INDUSTRIES IN WHICH WE OPERATE ARE CYCLICAL AND, ACCORDINGLY, OUR BUSINESS IS SUBJECT TO CHANGES IN THE ECONOMY; PRESSURE FROM ORIGINAL EQUIPMENT MANUFACTURERS TO REDUCE COSTS COULD ADVERSELY AFFECT OUR BUSINESS.

      Many of the business areas in which we operate are subject to specific industry and general economic cycles. Certain businesses are subject to industry cycles, including, but not limited to, the automotive industries which influence our Service Solutions and Industrial Products and Services segments, the electric power and construction and infrastructure markets which influence our Industrial Products and Services segment, the telecommunications networks and building construction industries which influence our Technical Products and Systems segment, and process equipment, chemical and petrochemical markets which influence our Flow Technology segment. Accordingly, any downturn in these or other markets in which we participate could materially adversely affect us. A decline in automotive sales and production may also affect not only sales of components, tools and services to vehicle manufacturers and their dealerships, but also sales of components, tools and services to aftermarket customers, and could result in a decline in our results of operations or a deterioration in our financial condition. Similar cyclical changes could also affect aftermarket sales of products in our other segments. If demand changes and we fail to respond accordingly, our results of operations could be materially adversely affected in any given quarter. The business cycles of our different operations may occur contemporaneously. Consistent with most multi-industry, capital goods companies, our businesses have been impacted in 2001 by the soft economic conditions. There can be no assurance that the economic downturn will not worsen or that we will be able to sustain existing or create additional cost reductions to offset economic conditions.

      There is also substantial and continuing pressure from the major original equipment manufacturers, particularly in the automotive industry, to reduce costs, including the cost of products and services purchased from outside suppliers such as us. If in the future we were unable to generate sufficient cost savings to offset price reductions, our gross margins could be materially adversely affected.

IF FUTURE CASH FLOWS ARE INSUFFICIENT TO RECOVER THE CARRYING VALUE OF OUR GOODWILL, A MATERIAL NON-CASH CHARGE TO EARNINGS COULD RESULT.

      At June 30, 2001, we had goodwill and intangible assets of approximately $2,546 million and shareholders' equity of approximately $1,617.0 million. We expect to recover the carrying value of goodwill through our future cash flows. On an ongoing basis, we evaluate, based on projected undiscounted cash flows, whether we will be able to recover all or a portion of the carrying value of goodwill. If future cash flows are insufficient to recover the carrying value of our goodwill, we must write off a portion of the unamortized balance of goodwill. There can be no assurance that circumstances will not change in the future that will affect the useful life or carrying value of our goodwill and accordingly require us to take a charge to write off a portion of our goodwill.

      On July 20, 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). We will adopt SFAS 141 and SFAS 142 for our fiscal year beginning on January 1, 2002. We are currently evaluating the provisions of SFAS 141 and SFAS 142 and the impact that adoption will have on our financial position and results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL AND SIMILAR LAWS AND POTENTIAL LIABILITY RELATING TO CERTAIN CLAIMS, COMPLAINTS AND PROCEEDINGS, INCLUDING THOSE RELATING TO ENVIRONMENTAL AND OTHER MATTERS, ARISING IN THE ORDINARY COURSE OF BUSINESS.

      We are subject to various environmental laws, ordinances, regulations, and other requirements of government authorities in the United States and other nations. Such requirements may include, for example, those governing discharges from and materials handled as part of, our operations, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of our employees. Under certain of these laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of investigation, removal or remediation of certain hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, such substances may have adverse effects, including, for example, substantial investigative or remedial obligations, and limits on the ability to sell or rent such property or to borrow funds using such property as collateral. In connection with our acquisitions and divestitures, we may assume or retain significant environmental liabilities some of which we may not be aware. Future developments related to new or existing environmental matters or changes in environmental laws or policies could lead to material costs for environmental compliance or cleanup. There can be no assurance that such liabilities and costs will not have a material adverse effect on our results of operations or financial position in the future.

      Numerous claims, complaints and proceedings arising in the ordinary course of business, including but not limited to those relating to environmental matters, competitive issues, contract issues, intellectual property matters, personal injury and product liability claims, and workers' compensation have been filed or are pending against us and certain of our subsidiaries. We have insurance and indemnification for a portion of such items. In our opinion, these matters are individually or in the aggregate without merit or are of a kind as should not have a material adverse effect on our financial position, results of operations, or cash flows if disposed of unfavorably. However, there can be no assurance that recoveries for insurance and indemnification will be available or that any such claims or other matters could not have a material adverse effect on our financial position, results of operations or cash flows. Additionally, in connection with our acquisitions, we may become subject to significant claims of which we were unaware at the time of the acquisition or the claims that we were aware of may result in our incurring a significantly greater liability than we anticipated.

OUR INRANGE SUBSIDIARY IS SUBJECT TO VARIOUS RISKS AND ANY MATERIAL ADVERSE EFFECT ON INRANGE COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

      We own approximately 89.5% of the total number of outstanding shares of common stock of Inrange Technologies Corporation. Based on the closing price of Inrange's Class B common stock on August 27, 2001, Inrange's market capitalization was approximately $817,847.1 million on such date. Inrange is a high technology company and is subject to additional and different risks, and its public equity trades similar to other technology businesses. Any adverse effect on Inrange could affect us. In addition to the risks described herein for our business as a whole, Inrange is subject to the following risks:

      - Inrange's business will suffer if it fails to develop, successfully introduce and sell new and enhanced high quality, technologically advanced cost-effective products that meet the changing needs of its customers on a timely basis. Inrange's competitors may develop new and more advanced products on a regular basis;

      - Inrange relies on a sole manufacturer to produce one of its key products and on sole sources of supply for some key components in its products. Any disruption in these relationships could increase product costs and reduce Inrange's ability to provide its products or develop new products on a timely basis; and

      - The price for Inrange's products may decrease in response to competitive pricing pressures, maturing life cycles, new product introductions and other factors. Accordingly, Inrange's profitability may decline unless it can reduce its production and sales costs or develop new higher margin products.

      The foregoing is a summary of the risk factors applicable to Inrange. For a more complete description of those risks, please see "Risk Factors" in Inrange's annual report of Form 10-K for the fiscal year ended December 31, 2000, which section is incorporated by reference in this prospectus. See "Where You Can Find More Information."

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR INTERESTS AND BUSINESS EFFORT.

      In 2000, on a pro forma basis for our acquisition of UDI, approximately 27% of our sales were international, including export sales. In addition, in 2000, approximately 40% of Inrange's sales were international, including export sales We are seeking to increase our sales outside the United States. Our international operations require us to comply with the legal requirements of foreign jurisdictions and expose us to the political consequences of operating in foreign jurisdictions. Our foreign business operations are also subject to the following risks:

      - difficulty in managing, operating and marketing our international operations because of distance, as well as language and cultural differences;

      - increased strength of the U.S. dollar will increase the effective price of our products sold in U.S. dollars which may have a material adverse effect on sales or require us to lower our prices and also decrease our reported revenues or margins in respect of sales conducted in foreign currencies to the extent we are unable or determine not to increase local currency prices; likewise, decreased strength of the U.S. dollar could have a material adverse effect on the cost of materials and products purchased overseas;

      - difficulty entering new international markets due to greater regulatory barriers than the United States and differing political systems;

      - increased costs due to domestic and foreign customs and tariffs, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and transportation and shipping expenses;

      - credit risk or financial condition of local customers and distributors;

      -     potential difficulties in staffing and labor disputes;

      -     risk of nationalization of private enterprises;

      -     increased costs of transportation or shipping;

      -     potential difficulties in protecting intellectual property;

      -     potential imposition of restrictions on investments; and

      - local political and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

      As we continue to expand our international operations, including as a result of the UDI acquisition, these and other risks associated with international operations are likely to increase. In addition, as we enter new geographic markets, we may encounter significant competition from the primary participants in such markets, some of which may have substantially greater resources than we do.

FUTURE INCREASES IN THE NUMBER OF SHARES OF OUR OUTSTANDING COMMON STOCK COULD ADVERSELY AFFECT OUR COMMON STOCK PRICE OR DILUTE OUR EARNINGS PER SHARE.

      Sales of a substantial number of shares of common stock into the public market, or the perception that these sales could occur, could have a material adverse effect on our stock price. If certain conditions are met, the February LYONs and May LYONs could be converted into shares of our common stock. The shares covered by the February LYONs have been registered under the Securities Act and the shares under the May LYONs will be covered by a registration statement. Subject to adjustment, the February LYONs and the May LYONs could be converted into an aggregate of 6,624,540 shares of common stock. In addition, as of June 30, 2001, approximately 8,778,229 shares of our common stock are issuable upon exercise of outstanding stock options by employees and non-employee directors. Under our employee stock option plan and non-employee director stock option plan, approximately 5,845,821 shares of our common stock are reserved for future issuance of additional options and shares under these plans. Additionally, we may issue a significant number of additional shares in connection with our acquisitions, including pursuant to this prospectus. We have also filed a shelf registration statement pursuant to which we would be able to issue up to $1,000,000,000 in common stock or debt securities. Any such additional shares could also have a dilutive effect on our earnings per share.

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, AND ACCORDINGLY, WE MAY NOT CONSUMMATE A TRANSACTION THAT OUR STOCKHOLDERS CONSIDER FAVORABLE.

      Provisions of our Certificate of Incorporation and By-laws may inhibit changes in our control not approved by our Board. We also have a rights plan designed to make it more costly and thus more difficult to gain control of us without the consent of our Board. We are also afforded the protections of
Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Common Stock."

                                 USE OF PROCEEDS

      This prospectus relates to securities that may be offered and issued by us from time to time in connection with the acquisition of various assets, businesses or securities. Other than the assets, business, or securities acquired, there usually will be no proceeds to us from these offerings. When this prospectus is used by a selling security holder in a public reoffering or resale of securities acquired pursuant to this prospectus, we will usually not receive any proceeds from such sale by the selling security holder. However, any proceeds received by us from the offering of securities pursuant to this prospectus or upon any resale of securities acquired pursuant to this prospectus will be used for general corporate purposes.

                           DESCRIPTION OF COMMON STOCK

GENERAL

         Our authorized capital stock consists of 100 million shares of common stock, par value $10.00 per share, and 3 million shares of preferred stock, without par value. As of August 15, 2001, 40,057,107 shares of common stock were issued and outstanding (not including treasury shares) and 500,000 shares have been designated as Series A Preferred Stock, of which none are issued and outstanding. The following description of our common stock and provisions of our Certificate of Incorporation and By-laws are only summaries and we encourage you to review complete copies of our Certificate of Incorporation and By-laws, which we have previously filed with the SEC.

         The holders of our common stock are entitled to have dividends declared in cash, property, or other securities out of any of our net profits or net assets legally available therefor as and when declared by our Board of Directors. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of common stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors who may be elected by vote of any outstanding shares of preferred stock voting as a class.

         The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock. The Board is authorized to fix by resolution the designation of each series of preferred stock, and, with respect to each series, the stated value of the shares, the dividend rate and the dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund, the preferences of the shares in the event of the liquidation or dissolution, the provisions, if any, respecting the redemption of the shares, subject to applicable law, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares would be convertible into or exchangeable for any other shares, and any other relative, participating, optional or other special rights, qualifications, limitations or restrictions. All shares of any series of preferred stock, as between themselves, rank equally and are identical; and all series of preferred stock, as between themselves, rank equally and are identical except as set forth in resolutions of the Board authorizing the issuance of a particular series.

         Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "SPW."

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

         The provisions of Delaware law, our Certificate of Incorporation and By-Laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

         Delaware Law

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

         - before the person became an "interested stockholder," the board of directors of the corporation approved the transaction in which the "interested stockholder" became an "interested stockholder" or approved the business combination;

         - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

         - at or after the time the person became an "interested stockholder," the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

         A "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an "interested stockholder's" percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt of various financial benefits from the corporation or any majority-owned subsidiary. In general, an "interested stockholder" is defined as any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years.

         A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

         Certificate of Incorporation and By-Law Provisions

         Our Certificate of Incorporation and By-Laws provide:

         - a staggered Board of Directors so that it would take three successive annual meetings to replace all directors;

         -        a prohibition on stockholder action through written consents;

         - a requirement that special meetings of stockholders be called only by our Chairman, President and Chief Executive Officer or our Board;

         - advance notice requirements for stockholder proposals and nominations;

         - limitations on the ability of stockholders to amend, alter or repeal the By-laws;

         - enhanced voting requirements for certain business combinations involving substantial stockholders;

         - the authority of our Board of Directors to issue, without stockholder approval, preferred stock with such terms as our Board may determine; and

         - limitations on the ability of stockholders to remove directors.

         Limitations of Liability and Indemnification of Directors and Officers

         Our Certificate of Incorporation limits the liability of directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

         - for any breach of the director's duty of loyalty to us or our stockholders;

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
         - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

         - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

         - for any transaction from which the director derived an improper personal benefit.

         The Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

RIGHTS PLAN

         On June 25, 1996, our Board of Directors adopted a rights plan. Our rights plan, as amended, is designed to make it more costly and thus more difficult to gain control of us without the consent of our Board of Directors. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, as amended, which is an exhibit to the registration statement of which this prospectus is a part.

         Our rights plan provides that each of our shares of common stock will have the right to purchase from us one one-thousandth of a share of a new Series A Preferred Stock at a price of $200 per one-thousandth of a share, subject to customary anti-dilution protection adjustment.

         The rights are attached to all certificates representing outstanding shares of our common stock, and no separate right certificates have been distributed. The rights will separate from the shares of our common stock approximately 10 days after someone acquires beneficial ownership of 20% or more of the outstanding common stock, or commences a tender offer or exchange offer for 20% or more of the outstanding common stock.

         After rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the separate right certificates alone will represent the rights.

         The rights are not exercisable until the date rights separate and will expire on June 25, 2006, unless extended or unless earlier redeemed or exchanged by us.

         The shares of Series A Preferred Stock purchasable upon exercise of the rights are non-redeemable. Each share of Series A Preferred Stock has a minimum preferential quarterly dividend payment of $5.00 per share and an amount equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate amount per share equal to 1,000 times the aggregate payment per share made to holders of common stock.

         Each share of Series A Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. The rights are protected by customary anti-dilution provisions.

         If, after any person or group becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right will have a right to receive upon exercise of a right the number of shares of common stock of the acquiring company, having a value equal to two times the exercise price of the right. If any person or group becomes an acquiring person, each holder of a right will have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. Following the occurrence of the events described above, rights beneficially owned by any acquiring person at the time of such transaction will be void and may not be exercised.

         At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock or one one-thousandth of a share of Series A Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges) per right, subject to adjustment.

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of common stock, the Board may redeem the rights in whole, but not in part, at a price of $0.01 per right.

         The terms of the rights may generally be amended by the Board without the consent of the holders of the rights.

         Until a right is exercised, the holder will have no rights as a stockholder.

         The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is EquiServe.

                           DISTRIBUTION OF SECURITIES

                  This prospectus covers shares of common stock that we may issue from time to time in connection with acquisitions of businesses, assets or securities. In addition to the shares of common stock offered by this prospectus, we may offer other consideration, including stock options, cash, notes or other evidences of debt, assumption of liabilities or a combination of these types of consideration. In addition, we may lease property from, and enter into management agreements and consulting and noncompetition agreements with, the former owners and key executive personnel of the businesses to be acquired.

                  The terms of acquisitions involving the issuance of the shares of common stock covered by this prospectus are expected to be determined by direct negotiations between our representatives and the owners or controlling persons of the businesses, assets or securities to be acquired. Factors taken into account in acquisitions may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, earning power, cash flow and growth potential, and the market value of its common stock when pertinent. The value of our shares of common stock issued in any such acquisition will be offered at prices based upon or reasonably related to the current market value of the common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, when we issue the shares or during some other negotiated period. We do not expect to pay underwriting discounts or commissions, although we may pay finders' fees from time to time in connection with certain acquisitions. Any person receiving finders' fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of securities purchased by them may be considered underwriting commissions or discounts under the Securities Act.

                  In an effort to maintain an orderly market in our securities or for other reasons, we may negotiate agreements with persons receiving common stock covered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and the persons party to these agreements may not otherwise be subject to the Securities Act requirements. We anticipate that, in general, negotiated agreements will be of limited duration and will permit the recipients of securities issued in connection with acquisitions to sell up to a specified number of shares per business day or days. We may also determine to waive any such agreements without public notice.

                              RESELLING SECURITIES

         In general, the persons to whom we issue securities under this prospectus will be able to resell our securities in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our securities may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by selling security holders who may wish to sell securities. As used in this prospectus, "selling security holders" may include donees and pledges selling securities received from a named selling security holder. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

                Selling security holders may sell securities:

         - through the Nasdaq National Market or any national securities exchange on which our securities have been approved for listing in the future or otherwise;

         -    directly to purchasers in negotiated transactions;

         - by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

         - in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

         - in transaction in which a broker or dealer purchases as principal for resale for its own account;

         -    through underwriters or agents; or

         -    in any combination of these methods.

                    Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling shareholder's agent in the resale of the shares by the selling shareholder, or the securities firm may purchase securities from the selling shareholder as principal and thereafter resell the securities from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Securities may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed. SPX and such selling shareholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities. We may also agree to indemnify the selling shareholder against any such liabilities or reimburse them for expenses. Profits, commissions, and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

                  Selling shareholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling shareholders should seek the advice of their own counsel about the legal requirements for such sales.

                  The terms of the acquisition of shares of common stock by the selling shareholder may include a provision for the sharing or reallocation of the selling shareholder's costs in connection with the resale of the securities, including the cost of registering the securities issued in the acquisition and preparing and printing the amendment or supplement, commissions and other costs of resale.

                  This prospectus will be amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose the name of the selling shareholder, the participating securities firm, if any, the number of shares of common stock involved and other information concerning the resale, including the terms of any distribution, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions, concessions or other items constituting compensation. We may agree to keep the registration statement relating to the offering and sale by the selling shareholders of our securities continuously effective until a fixed date or the date on which the shares may be resold without registration under the Securities Act.

                                  LEGAL MATTERS

         The validity of any securities issued hereunder will be passed upon for our company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                     EXPERTS

         The consolidated financial statements of SPX as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in SPX's Annual Report on Form 10-K/A filed on April 12, 2001, are incorporated by reference in this document.

         The consolidated financial statements of UDI as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been audited by KPMG LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in SPX's Current Report on Form 8-K filed on April 13, 2001, are incorporated by reference in this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the SEC registration fee, are estimated.


Securities and Exchange Commission registration fee.....     $    124,977
NYSE listing fee........................................     $     22,000
Pacific Stock Exchange listing fee......................     $      7,500
Legal fees and expenses.................................     $     50,000
Transfer Agent's fees and expenses......................     $     25,000
Trustee's fees and expenses.............................     $     25,000
Rating agency fees......................................     $      5,000
Accounting fees and expenses............................     $     35,000
Blue Sky fees and expenses (including counsel fees).....     $      5,000
Printing expenses.......................................     $    100,000
Miscellaneous...........................................     $        523
                                                             ------------
Total...................................................     $    400,000
                                                             ============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION ON LIABILITY OF DIRECTORS

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) engaging in any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation requires that directors and officers be indemnified to the fullest extent authorized by the DGCL, or any other applicable law or amendments thereunder; however, in the case of any amendments, only to the extent such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto.

         Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

         The Company has a policy of directors' liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

         The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                  (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                           Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan, on the 28th day of August, 2001.

                                            SPX CORPORATION

                                            /s/ Patrick J. O'Leary
                                            -----------------------------------
                                                   Patrick J. O'Leary
                                            Vice President Finance, Treasurer
                                               and Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Patrick O'Leary, Charles Bowman and Christopher Kearney, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 28, 2001 in the capacities indicated below.

                    Signature                                                   Title
              /s/ John B. Blystone                         Chairman, President and Chief Executive Officer
              ---------------------
                John B. Blystone                                    (Principal Executive Officer)

             /s/ Patrick J. O'Leary                 Vice President Finance, Treasurer and Chief Financial Officer
             -----------------------
               Patrick J. O'Leary                                   (Principal Financial Officer)

               /s/ Ron Winowiecki                         Corporate Controller and Chief Accounting Officer
               -------------------
                 Ron Winowiecki                                     (Principal Accounting Officer)

             /s/ J. Kermit Campbell                                            Director
             -----------------------
               J. Kermit Campbell

              /s/ Sarah R. Coffin                                              Director
              --------------------
                 Sarah R. Coffin

              /s/ Frank A. Ehmann                                              Director
              --------------------
                 Frank A. Ehmann

            /s/ Emerson U. Fullwood                                            Director
            ------------------------
               Emerson U. Fullwood

           /s/ Charles E. Johnson II                                           Director
           --------------------------
              Charles E. Johnson II

             /s/ David P. Williams                                             Director
             ----------------------
                David P. Williams

                                  EXHIBIT INDEX

  Exhibit
   Number                           Description of Exhibit
  -------                           ----------------------
     *1.1        Form of Underwriting Agreement for Common Stock.

      3.1 Certificate of Incorporation of SPX Corporation, incorporated by reference to Exhibit 3(iv) to the Registrant's Quarterly
                 Report on Form 10-Q for the quarter ended June 30, 1998.

      3.3 By-Laws as amended through October 25, 1995, incorporated by reference to Exhibit 3(iii) to the Registrant's Quarterly
                 Report on Form 10-Q for the quarter ended September 30, 1995.

      4.1        Rights Agreement dated as of June 25, 1996 (the "Rights
                 Agreement") between SPX Corporation and The Chase Manhattan
                 Bank, as Rights Agent, relating to Rights to purchase preferred stock under certain circumstances, incorporated herein by reference to SPX Corporation's Registration Statement on Form
                 8-A filed on June 26, 1996.

      4.2        Form of Amendment No. 1 to Rights Agreement, effective as of
                 October 22, 1997, between SPX Corporation and The Chase
                 Manhattan Bank, incorporated herein by reference from SPX
                 Corporation's Registration Statement on Form 8-A, filed on
                 January 9, 1998.

      5.1        Opinion of Fried, Frank, Harris, Shriver & Jacobson.

     23.1        Consents of Fried, Frank, Harris, Shriver & Jacobson
                 (included in Exhibit 5.1).

     23.2        Consent of Arthur Andersen LLP.

     23.3        Consent of KPMG LLP.

    *24.1        Powers of Attorney (included on signature page).


* Executed versions of this agreement, if any, will, if applicable, be filed by Current Report on Form 8-K after the issuance of the securities to which they relate.